Exhibit 99.1

FORM OF PROXY CARD

GOAL ACQUISITIONS CORP.
SPECIAL MEETING OF STOCKHOLDERS

_______________, 2023

Proxy Ballot

The undersigned designated proxy hereby votes       shares of common stock, par value $0.0001 per share, of Goal Acquisitions Corp. (the “Company”) as follows:

1. The Business Combination Proposal. To approve and adopt the Amended and Restated Business Combination Agreement, dated as of February 8, 2023, by and among Digital Virgo, Goal, Goal Nevada, and the other parties thereto, in the form set forth in Annex A of the proxy statement.

FOR	AGAINST	ABSTAIN

2. The Reincorporation Proposal. To approve and adopt the Agreement and Plan of Merger, dated as of February 8, 2023, between Goal and Goal Nevada, and to approve Goal’s reincorporation from a Delaware corporation to a Nevada corporation through a merger with its wholly-owned subsidiary, Goal Nevada, in which Goal Nevada is the surviving corporation.

FOR	AGAINST	ABSTAIN

3. The Adjournment Proposal. To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval the Business Combination Proposal and the Reincorporation Proposal or if otherwise determined by the chairperson of the Special Meeting to be necessary or appropriate.

FOR	AGAINST	ABSTAIN

[Signature Page Follows]

Bill Duffy

Date:	, 2023